EXHIBIT 4a

                          OFFERING ESCROW AGREEMENT

      Agreement made and entered by and between BRIGHTON STATE BANK of 311 South State, Salt Lake City, Utah, 84111 (hereinafter the "Bank"); MORTGAGE PROFESSIONALS LEAD SOURCE, INC. (hereinafter "Mortgage" or "Issuer") in Salt Lake City, State of Utah.

       NAME OF UNDERWRITER:   NONE
       NAME OF ISSUER:        MORTGAGE PROFESSIONALS LEAD SOURCE, INC.
       ESCROW NUMBER:
       DATE FILED:
       TERMS:                 SEE BELOW

       1.0 CONSIDERATION. This Escrow Fund Agreement is supported by the consideration of escrowed funds to be deposited with the Bank, the initial fee of Seven Hundred FiftyDollars ($750.00) by Issuer paid to Bank for the services to be rendered herein; and, independently by the mutual covenants and promises contained herein.

       2.0 PURPOSE OF ESCROW. It is understood by each of the parties to this Agreement that Mortgage intends to engage in a public sale and self underwriting of its common stock pursuant to an Initial Public Offering ("IPO"). No assurance can be given that any or all of the Offering will be sold or closed in accordance with the terms of the Registration. The Registration does, however, provide for an escrow of Offering proceeds of the first $100,000 before Offering proceeds may be released to Mortgage.
The purpose of this Fund Impound is to insure an independent third party escrow (the Bank) receives and holds the Offering proceeds in a segregated account until and unless such minimum proceeds shall be received within the Offering Termination Date. In the event that the $100,000 is not fully paid, deposited and collected by the Offering Termination Date, as defined herein, then the Bank shall remit to the subscribers in the Offering, strictly in accordance with the addresses and information supplied by the Issuer, the full amount of their subscription and the escrow will be closed and the Bank discharged from any further duties or responsibilities upon the mailing of such subscription refunds. The Bank further agrees that promptly upon the collection within the Offering term of the total sum of $100,000, it will remit, by certified funds, the proceeds from the Offering Impound Fund directly to Mortgage.

       3.0 ESCROW TERM. It is understood and agreed between all parties of this Agreement that the term in which funds must be remitted to Mortgage or returned to subscribers, shall close on the one hundred twenty day (120/day) anniversary date from the Effective Date of the Registration Statement. It is anticipated, though not warranted, that the Registration will become effective in July or August 2001. It shall be the responsibility of the Issuer to deliver in writing to the Bank the formal Notice of Effective Date of Registration, as received from the Securities and Exchange Commission ("SEC"), a copy of which Notice shall be attached to this Agreement and constitute the basis for measuring the Offering Termination Date. In all events, this Agreement shall terminate and all funds escrowed shall be returned not later than six months from the date of this Agreement, if Mortgage does not provide an earlier termination date as outlined above.

       4.0     DESCRIPTION OF BANK'S FUNCTIONS AS ESCROW AND INDEMNITY.
It is understood and agreed between each party to this Agreement that the Bank is acting solely as a depository for intended subscription funds. The sole duties and responsibilities of the Bank are as outlined by this Agreement to receive and deposit such funds into a segregated FDIC insured escrow account and to maintain a file of the subscribers and the amounts of the subscription in the form as delivered by the Issuer. Specifically, and not in limitation of, the foregoing limited statement of duties:

       4.1 The Bank shall not, or ever, be required to perform any due diligence as to the merits, terms, or any other matters related to the IPO and securities Registration of the Issuer, nor to pass upon the validity of the Registration, or good standing of the Issuer, or any other related terms or conditions of the Offering in any manner or to make any representation as to such matters.

       4.2 The Bank shall not be required to take or be bound by notice of any default by any person, or to take any action with respect to such default involving any expense or liability, unless notice in writing is given to the principal officer of the Bank of such default by the Issuer or any subscriber, and then, only unless the Bank and its employees and officers are fully indemnified in a manner satisfactory to it against any such expense or liability.

       4.3 The Bank shall be protected in acting upon any notice, requests, waiver, consent, receipt or other paper document believed by the Bank to be genuine and to be signed by the proper party or parties.

       4.4 The Bank shall not be liable for the default or misconduct of any agent, attorney or employee acting on behalf of the Issuer.

       4.5 In the event of any disagreement between the undersigned or either of them, and/or any third party subscriber or other person asserting claims or interest resulting in adverse claims being made in connection with or for any papers, money or property involved in this Agreement, the Bank shall be entitled, at its option, to refuse to comply with any competing demands so long as such disagreements shall continue; and in so refusing, the Bank may make delivery or other disposition of any money, paper or property involved in such dispute or effected thereby and may deposit any such disputed money, paper or property into a Court of competent jurisdiction in Salt Lake County, State of Utah interpleading the claimants at the expense of such claimants, and thereafter be fully discharged and released from any and all responsibility or liability for such competing claims, except for its right and agreement of all parties hereto to reimburse the Bank fully for any costs or expenses incurred by it in such interpleader action, including all reasonable attorney fees.

       4.6 In addition to the foregoing waivers and releases, each of the parties hereto agree to fully indemnify, including reasonable costs of defense, any and all claims which may be asserted against the Bank, not arising out of its own negligent or willful acts or misfeasance, which it may incur in discharging its duties under this Escrow Agreement.

       5.0 FEES. The Bank charges a flat fee of Seven Hundred Fifty Dollars ($750.00) for the establishment of the Escrow and as consideration for this Agreement. The Bank agrees that it will charge no further or additional fees for its basic services as described by this Agreement, except for any "per check" charges defined below in the event the escrow is not satisfied and that funds are to be returned to subscribers. The Bank acknowledged receipt and sufficiency of such $750.00 fee from Mortgage, subject only to collection. It is further understood and agreed between Bank and Mortgage that no interest will accrue or be earned on escrowed funds.

       6.0 PAYMENT IN THE EVENT OF TERMINATION OF ESCROW. In the event that the escrow amount ($100,000) is not fully received by the Bank by the escrow Termination Date, as defined under paragraph 3.0 of this Agreement, then the Bank is directed and obligated to mail a return check to each subscriber at the address indicated in the subscription list supplied by the Issuer at the time of deposit. The Bank will determine and charge a Five Dollars ($5.00) fee for EACH ADDRESSEE for return subscription checks.
Prior to mailing any return subscription checks, in the event of the termination of the escrow, the Bank will bill and receive from the Issuer, the amount of the estimated return check fees for all subscribers. In the event that the Issuer does not tender the required estimated return check fees within fifteen (15) days of notice and invoicing of such estimated charges by the Bank, the Bank is authorized to deduct the amount of such processing fee ($5.00 per check) from the escrowed funds and to pro rate the total of such fees on a per capita basis as to each addressee entitled to a refund check. The Bank would then promptly refund the net checks, after the deduction of the processing and mailing fee of $5.00 per addressee. The Bank may further, at its election, include the following notice, or substantially similar notice, in such event with the return check:

          "NOTWITHSTANDING ANY TERM OR PROVISION OF THE SUBSCRIPTION TERMS BY WHICH YOU INVESTED IN THE MORTGAGE OFFERING INDICATING THAT NO DEDUCTION WOULD OCCUR IN THE EVENT THAT THE SUBSCRIPTION TERMS WERE NOT FULLY SATISFIED WITHIN THE SPECIFIED SUBSCRIPTION TERMS, THE BANK, ACTING AS ESCROW, HAS DEBITED FROM THE AMOUNT OF YOUR SUBSCRIPTION A $5.00 PER ADDRESSEE MAILING AND PROCESSING CHARGE AS AGREED BY THE ISSUER DUE TO THE FAILURE OF THE ISSUER TO COVER SUCH MAILING AND PROCESSING COSTS. SHOULD YOU HAVE ANY QUESTIONS OR PROBLEM CONCERNING THIS DEDUCTION, THE BANK, AS THE ESCROW AGENT, WOULD ASK YOU DIRECT SUCH QUESTIONS TO THE ISSUER (MORTGAGE)."

       The Bank will have no responsibility to return funds that have not yet cleared.

       7.0 TENDER AT CLOSING. If $100,000 in cleared funds is deposited with the Bank before the Offering Termination Date, as described above, then the Bank, as the escrow agent, shall upon request of the Issuer, tender all documents and funds to Mortgage, by check made payable to Mortgage and close the escrow. After the close of escrow the duties, responsibilities and liability of every kind and character under this Escrow Agreement shall cease and terminate.

       8.0     MISCELLANEOUS.

       8.1 This agreement shall be applied and construed in accordance with Utah law.

       8.2 Should any dispute or conflict arise under this Agreement, all parties agree that jurisdiction shall be proper in the Third District Court in and for Salt Lake County, State of Utah. In the event of any such action, the prevailing party shall be entitled to recovery of costs of Court and reasonable attorney fees.

       8.3 Should any term or provision of this Escrow Agreement be found void or voidable the parties would request that the balance be given reasonable construction and applied so far as possible.

       8.4 Should any notice be required or allowed to be served upon any party of this Agreement, such party may be served or given notice at the address first above indicated, unless a new or substitute address has been served upon the other parties of this Agreement and a Certificate of such service of change of address attached to this Agreement.

       8.5 This Agreement shall be binding upon or inure to the benefit of the heirs, assigns, successors or beneficiaries in interest of any party hereto.

       8.6     Time is of the essence of this Agreement.

       8.7 This Agreement constitutes the entire Agreement between the parties and shall not be amended or modified by parole evidence, but may be amended in a writing executed by all parties hereto.

       DATED this 28th day of June, 2001.

                       BRIGHTON BANK

                       /s/ Howard Holt
                       ---------------
                       By: Howard Holt
                       Its:  President


                       MORTGAGE PROFESSIONALS LEAD SOURCE, INC.

                       /s/ Gregory Willits
                       -------------------
                       By:  Gregory Willits
                       Its:   President